Exhibit 10.27

DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS

BETWEEN REGISTRANT AND EXECUTIVE OFFICERS

Varian, Inc. (“the Company”) leases or purchases an automobile for the each of its executive officers, subject to certain lease or purchase “cap” limitations that vary by executive officer. The Company reimburses the executive officer for all fuel, maintenance and repairs costs for the leased automobile, pays all registration fees, taxes and other costs relating to the automobile, and insures the automobile under its insurance programs. The Company also reimburses the executive officer (by way of a “gross-up” payment) for taxes on income that is imputed to the executive officer for the personal use of the automobile.